Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos.  333-115579, 333-59636, 333-41348, 333-41288, 333-140220 and 333-166383) and Registration Statement No. 333-116379 on Form S-4, of our reports dated February 25, 2013, relating to the consolidated financial statements of Janus Capital Group Inc. and the effectiveness of Janus Capital Group Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Janus Capital Group Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Denver, Colorado
February 25, 2013